Form 10-K, Exhibit 13
period 2001-12-31
EVERGREENBANCORP INC
filed 2002-03-29
CIK 1143566

                      MANAGEMENT REPORT & FINANCIAL REVIEW

SELECTED CONSOLIDATED FINANCIAL DATA


(in thousands, except per share data):          2001        2000        1999        1998        1997
-------------------------------------          --------    --------    --------    --------    --------
INCOME STATEMENT DATA

Net interest income                            $  7,714    $  7,169    $  6,329    $  5,676    $  5,330
Provision for loan losses                           479         455         300         205         275
Noninterest income                                2,938       2,212       2,024       1,818       1,797
Noninterest expense                               8,344       7,192       6,515       5,906       5,446
Net income                                        1,240       1,210       1,075         966         950
                                               --------    --------    --------    --------    --------

PER SHARE DATA(1)

Earnings per common share                      $   1.29     $  1.21     $  1.03     $  0.92     $   0.91
Diluted earnings per common share                  1.22        1.20        1.03        0.92         0.91
Dividends declared per common share                0.17        0.15        0.15        0.14         0.13
                                               --------    --------    --------    --------    --------

BALANCE SHEET DATA

Total loans                                    $122,219    $113,058    $ 90,637    $ 77,210    $ 71,817
Allowance for loan losses                         1,498       1,323       1,055         907         794
Total assets                                    156,365     151,752     162,092     169,685     149,436
Total deposits                                  130,344     125,425     108,866     106,584     100,672
Total Long-term debt                              4,005       2,000
Stockholders' equity                             14,738      14,577      14,152      13,533      12,584
                                               --------    --------    --------    --------    --------

SELECTED FINANCIAL RATIOS

Return on average assets                           0.83%       0.81%       0.70%       0.64%       0.69%
Return on average equity                           8.50        8.67        7.83        7.47        7.71
Dividend payout ratio                             13.39       13.31       14.33       15.11       14.63
Average equity to average assets                   9.74        9.29        8.86        8.54        9.01
Net interest margin (tax equivalent)               5.52        5.36        4.58        4.25        4.53
Allowance for loan losses to total loans
  at the end of year                               1.23        1.17        1.16        1.17        1.11
Nonperforming loans to total loans
  at the end of year(2)                            0.95        0.49        1.28        1.05        0.72
Net loans charged off to average total loans       0.26        0.18        0.19        0.13        0.46
                                               ========    ========    ========    ========    ========


(1) All per share amounts have been adjusted to reflect the three-for-two stock split in July 2001.


(2) Nonperforming loans include nonaccrual, impaired and other loans 90 days or more past due.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

GENERAL

EvergreenBancorp, Inc. ("Bancorp") is a Washington chartered bank holding company formed in 2001 and headquartered in Seattle, Washington. Bancorp's wholly owned subsidiary is EvergreenBank (the "Bank"), a state chartered bank in business since 1971. Throughout this report Bancorp and the Bank are collectively referred to as the "Company".

The following discussion should be read along with the accompanying financial statements and notes. All share and per-share information in this annual report has been restated to give retroactive effect to the three-for-two stock split in July 2001. In the following discussion, unless otherwise noted, references to increases or decreases in balances for a particular period or date refer to the comparison with corresponding amounts for the period or date one year earlier.

FORWARD-LOOKING STATEMENTS

In addition to historical information, the following management's discussion and analysis contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed elsewhere in this report, including changes in interest rates, economic conditions, competition, requirements of regulators, demand for financial products and services in the Company's market area. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

Further information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company's filings with the Securities and Exchange Commission.

OVERVIEW

The Company's principal business is personal and business banking. Services offered include commercial, real estate and consumer lending; savings, checking and certificate of deposit accounts; financial planning and investment services, and merchant credit card processing services. The Company's subsidiary is EvergreenBank, a Washington state chartered bank. The Bank conducts business from three locations: the main office northeast of downtown Seattle, the Lynnwood office north of Seattle, and a new branch which opened in July 2001 in the city of Bellevue.

Total assets increased 3.0 percent in 2001 to $156,365,000, loans grew 8.1 percent to $122,219,000, and deposits increased 3.9 percent to $130,344,000.

During 2001, the general level of interest rates dropped substantially and the national and regional economy entered a period of reduced economic activity and rising levels of unemployment. Planned increases in loan totals were revised downward to reflect generally lower demand for credit in the Company's marketplace. Despite these dramatic changes, the Company maintained steady profitability, with improvement in net interest income and net interest margin. Financial results for 2001 reflect additional revenue resulting from gains on sales of investments and other assets, offset by increased costs associated with opening a new office location. An improved margin on merchant credit card processing and improvements in operating expense control also affected 2001 results.

RESULTS OF OPERATIONS
2001 COMPARED TO 2000

The Company's 2001 net income was $1,240,000, representing a 2.5 percent increase over $1,210,000 in 2000. Net income per share was $1.29 compared to $1.21 in 2000. Return on average assets was 0.83 percent for 2001 and 0.81 percent for 2000. Return on average common equity was 8.50 percent and 8.67 percent, respectively.

2001's financial results reflect improvement in the mix of earning assets with average loan balances as a percentage of average assets increasing to 77.2 percent from 67.9 percent in 2000. The net interest margin increased to 5.52 percent compared to 5.36 percent in 2000. Loans and deposits increased 8.0 percent and 3.9 percent, respectively, from the prior year, with loan growth slowing appreciably in the second half of the year. Contributing to improved earnings was a 32.8 percent increase in noninterest income, as a result of increased revenue from merchant credit card processing, higher service charges on deposits and net gains on sales of investments and other assets. Additional operating cost associated with the new Bellevue office location and increased merchant credit card processing expense also affected 2001 financial results.

The table of selected consolidated financial data, which appears on page 24, summarizes the Company's financial performance for each of the past five years.

2000 COMPARED TO 1999

The Company's 2000 net income was $1,210,000 representing a 12.5 percent increase over $1,075,000 in 1999. Net income per share was $1.21 compared to $1.03 in 1999. Return on average assets was 0.81 percent for 2000 and 0.70 percent for 1999. Return on average common equity was 8.67 percent and 7.83 percent, respectively.

These improvements were in large measure the result of an improved mix of earning assets, with average loan balances as a percentage of assets increasing to 67.9 percent by the end of 2000 from 54.7 percent at December 31, 1999. Non-interest income also increased 9.3 percent.

In 2000, the Company withdrew from check clearing services and related correspondent banking activities. The lower revenue resulting from leaving that business was more than offset by related reduction in expenses, reduced liquidity requirements, increases in fee income, and a higher percentage of assets in loans.

NET INTEREST INCOME

The Company's principal source of earnings is net interest income, which is the difference between interest income, including loan-related fee income, and interest expense. The individual components of net interest income and net interest margin are presented on pages 28 and 29.


2001 COMPARED TO 2000

Net interest income for 2001 was $7,714,000, compared to $7,169,000 in 2000. The
7.6 percent improvement was principally due to 15.2 percent growth in the average loan portfolio. Improvements in the mix of earning assets also contributed to the increase in interest income. For these reasons, the net interest margin (which is net interest income on a tax-equivalent basis divided by average earning assets) also improved to 5.52 percent in 2001, compared to
5.36 percent in 2000.

Total interest income was $11,749,000 in 2001, compared to $11,872,000 in 2000. The decrease of 1.0 percent resulted from lower investment balances and lower average rates on loans, offset by higher average loan balances.

Total interest expense was $4,035,000 in 2001, compared to $4,703,000 in 2000, a decrease of 14.2 percent. The primary factors affecting interest expense were lower average rates on all categories of interest-bearing deposits, a 36.9 percent increase in average balances of time deposits, and a decrease in the average balances of federal funds purchased and securities sold under agreements to repurchase.

2000 COMPARED TO 1999

Net interest income grew to $7,169,000 in 2000, compared to $6,329,000 in 1999. The 2000 growth of 13.3 percent was mainly attributable to 23.8 percent growth in the average loan portfolio and an improved mix of earning assets. The net interest margin was 5.36 percent compared to 4.58 percent in 1999. The increase in net interest margin was primarily due to a higher volume and mix of loans.

Total interest income was $11,872,000 in 2000, compared to $10,434,000 in 1999. The increase of 13.8 percent was primarily due to the strong growth in loans. Total interest expense was $4,703,000 in 2000 compared to $4,105,000 in 1999. This category reflected a 27.0 percent increase in average interest-bearing deposits.

ANALYSIS OF AVERAGE BALANCES, NET INTEREST INCOME, AND NET INTEREST MARGIN


YEARS ENDED DECEMBER 31 (in thousands):               2001                              2000                   2001 OVER 2000
--------------------------------------    ------------------------------  -------------------------------  ------------------------
                                          AVERAGE                  YIELD   AVERAGE                  YIELD  CHANGE IN INCOME DUE TO
                                          BALANCE    INTEREST      RATE    BALANCE    INTEREST      RATE     VOLUME     RATE
                                         ---------   --------      ----   ---------   --------      -----  -----------------------
ASSETS
Loans:

    Commercial and financial             $  54,132    $ 4,980      9.20%  $  46,506    $ 4,881      10.50%   $   401    $(302)
    Real estate                             41,758      3,643      8.73      34,327      2,993       8.72        646        4
    Consumer and other                      21,524      2,092      9.72      21,088      1,976       9.37         41       75
                                         ---------    -------             ---------    -------               -------    -----
Total loans                                117,414     10,715      9.13     101,921      9,850       9.66      1,088     (223)
Federal funds sold                          12,060        435      3.61      10,495        687       6.55        126     (378)
Interest-bearing deposits
    in financial institutions                1,275         37      2.91       2,026         89       4.39        (22)     (30)
Investment securities                       11,649        702      6.03      24,610      1,525       6.20       (782)     (41)
                                         ---------    -------             ---------    -------               -------    -----
Total earning assets                       142,398     11,889      8.35     139,052     12,151       8.74        410     (672)
                                                                                                             -------    -----
Cash and due from banks                      6,513                            9,820
Premises and equipment                       1,452                              820
Other real estate owned                          0                                5
Accrued interest and other assets            1,509                            1,595
Allowance for loan losses                   (1,486)                          (1,200)
                                         ---------    -------      ----   ---------    -------      -----    -------    -----
Total assets                               150,386                          150,092
                                         =========    =======      ====   =========    =======      =====    =======    =====


LIABILITIES
Interest-bearing deposits:
    Demand deposits                         10,225         54      0.53       9,615         92       0.96          7      (45)

    Savings deposits                        35,114      1,057      3.01      34,239      1,319       3.85         34     (296)
    Time deposits                           46,705      2,482      5.31      34,093      1,974       5.79        653     (145)
                                         ---------    -------             ---------    -------               -------    -----
Total interest-bearing deposits             92,044      3,593      3.90      77,947      3,385       4.34        694     (486)
Federal funds purchased and
    securities sold under agreements
    to repurchase                            6,527        235      3.60      15,866        903       5.69       (412)    (256)
Federal Home Loan Bank advances              3,459        207      5.98       6,308        415       6.57       (173)     (35)
                                         ---------    -------             ---------    -------               -------    -----
Total interest-bearing liabilities         102,030      4,035      3.95     100,121      4,703       4.70        109     (777)
Noninterest-bearing deposits                31,938                           34,509
Accrued interest and other liabilities       1,743                            1,508
                                         ---------    -------      ----   ---------    -------      -----    -------    -----
Total liabilities                          135,711                          136,138
Stockholders' equity                        14,675                           13,954
                                         ---------    -------      ----   ---------    -------      -----    -------    -----
 Total liabilities and
    stockholders' equity                 $ 150,386                        $ 150,092
                                         ---------    -------      ----   ---------    -------      -----    -------    -----
Interest revenue as a percentage
    of average earning assets                                      8.35%                             8.74%
Interest expense as a percentage
    of average earning assets                                      2.83%                             3.38%
                                         ---------    -------      ----   ---------    -------      -----    -------    -----
Net interest income on a
    taxable-equivalent basis
    and net interest margin                           $ 7,854      5.52%               $ 7,448       5.36%
                                         =========    =======      ====   =========    =======      =====    =======    =====



Changes in income and expense which are not due solely to rate or volume have been allocated proportionately. Average loan balances include nonaccrual loans. Taxable-equivalent adjustments relate to tax-exempt investment securities.

ANALYSIS OF AVERAGE BALANCES, NET INTEREST INCOME, AND NET INTEREST MARGIN

YEARS ENDED DECEMBER 31 (in thousands):                2000                              1999                     2000 OVER 1999
                                         --------------------------------   -------------------------------  -----------------------
                                          AVERAGE                   YIELD   AVERAGE                   YIELD  CHANGE IN INCOME DUE TO
                                          BALANCE    INTEREST       RATE    BALANCE     INTEREST      RATE    VOLUME       RATE
                                         ---------   --------      -----   ---------    -------       ----    -------    -------
ASSETS
Loans:

    Commercial and financial             $  46,506    $ 4,881      10.50%  $  39,588    $ 3,791       9.58%   $   704    $   386
    Real estate                             34,327      2,993       8.72      24,244      2,027       8.36        876         90
    Consumer and other                      21,088      1,976       9.37      20,897      1,548       7.41         15        413
                                         ---------    -------              ---------    -------               -------    -------
Total loans                                101,921      9,850       9.66      84,729      7,366       8.69      1,595        889
Federal funds sold                          10,495        687       6.55      22,496      1,111       4.94     (1,089)       665
Interest-bearing deposits
    in financial institutions                2,026         89       4.39          49          2       4.10        190       (103)
Investment securities                       24,610      1,525       6.20      33,160      2,054       6.19       (530)         1
                                         ---------    -------              ---------    -------               -------    -------
Total earning assets                       139,052     12,151       8.74     140,434     10,533       7.50        166      1,452
Cash and due from banks                      9,820                            12,953
Premises and equipment                         820                               774
Other real estate owned                          5                                 0
Accrued interest and other assets            1,595                             1,901
Allowance for loan losses                   (1,200)                           (1,045)
                                         ---------    -------      -----   ---------    -------       ----    -------    -------
Total assets                               150,092                           155,017
                                         =========    =======      =====   =========    =======       ====    =======    =======


LIABILITIES
Interest-bearing deposits:
    Demand deposits                          9,615         92       0.96       8,949        100       1.12          8        (16)
Savings deposits                            34,239      1,319       3.85      32,123      1,128       3.51         77        114
    Time deposits                           34,093      1,974       5.79      25,963      1,288       4.96        447        239
                                         ---------    -------              ---------    -------               -------    -------
Total interest-bearing deposits             77,947      3,385       4.34      67,035      2,516       3.75        532        337
Federal funds purchased and
    securities sold under agreements
    to repurchase                           15,866        903       5.69      34,247      1,589       4.64     (1,189)       503
Federal Home Loan Bank advances              6,308        415       6.57                                          415
                                         ---------    -------              ---------    -------               -------    -------
Total interest-bearing liabilities         100,121      4,703       4.70     101,282      4,105       4.05       (242)       840
                                                                                                              -------    -------
Noninterest-bearing deposits                34,509                            38,242
Accrued interest and other liabilities       1,508                             1,774
                                         ---------    -------      -----   ---------    -------       ----    -------    -------
Total liabilities                          136,138                           141,298
Stockholders' equity                        13,954                            13,719
                                         ---------    -------      -----   ---------    -------               -------    -------
Total liabilities and
    stockholders' equity                 $ 150,092                         $ 155,017
                                         ---------    -------      -----   ---------    -------       ----    -------    -------
Interest revenue as a percentage
    of average earning assets                                       8.74%                           7.50%
Interest expense as a percentage
    of average earning assets                                       3.38%                           2.92%
Net interest income on a
    taxable-equivalent basis
    and net interest margin                          $  7,448       5.36%               $ 6,428     4.58%
                                         =========   ========      =====   =========    =======     ====    =======    =======



Changes in income and expense which are not due solely to rate or volume have been allocated proportionately. Average loan balances include nonaccrual loans. Taxable-equivalent adjustments relate to tax-exempt investment securities.

NONINTEREST INCOME

Noninterest income in 2001, 2000 and 1999 totaled $2,938,000, $2,212,000, and
$2,024,000, respectively. The increase of 32.8 percent in 2001 was principally due to growth in merchant credit card processing revenue. Increased service charges on deposits and gains on sales of investments and other assets also contributed to the growth in noninterest income.

The increase of 9.3 percent in 2000 compared to 1999 was principally due to increased service charges on deposit accounts, increased merchant credit card processing revenue, offset by the lower revenues resulting from the Bank's withdrawal in 2000 from the check clearing business. Gross income from check clearing in 2001, 2000, and 1999 was $0, $242,000, and $587,000, respectively.

NONINTEREST EXPENSE

The Company's total noninterest expense for 2001, 2000, and 1999 was $8,344,000, $7,192,000, and $6,515,000, respectively. The increase of 16.0 percent in 2001 was principally due to an increase in merchant credit card processing expense and the increased cost of opening the Bellevue office location. Merchant credit card processing expense for 2001, 2000, and 1999 was $1,131,000, $625,000, and
$390,000, respectively.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The Company's provision for loan losses in 2001 was $479,000, compared to $455,000 in 2000. The ratio of the allowance for loan losses to total loans outstanding at year end was 1.23 in 2001 and 1.17 in 2000. Total nonaccrual loans were $553,000 at December 31, 2001, compared with $277,000 at December 31, 2000. Nonperforming loans (nonaccrual loans and loans over 90 days past due), excluding the portion guaranteed by the U.S. Small Business Administration, comprised .37 percent of loans at December 31, 2001, as compared to .25 percent at December 31, 2000.

The allowance for loan losses is maintained at a level considered adequate by management to absorb estimated losses over the life of the portfolio. Management periodically evaluates the adequacy of the allowance based upon a number of factors, including the volume and composition of the loan portfolio, potential impairment of individual loans and concentrations of credit, estimated value of underlying collateral, past loss experience, current economic conditions, loan commitments outstanding and other factors.

The Company considers the allowance for loan losses of $1,498,000 at December 31, 2001 adequate to cover losses inherent in the loan portfolio, however, no assurance can be given that actual losses will not exceed estimated amounts. In addition, changes in factors such as regional economic conditions and the financial strength of individual borrowers may require changes in the level of the allowance, and in turn cause fluctuations in reported earnings and provisions for loss.

An analysis of the changes in the allowance for loan losses, including provisions, recoveries, and loans charged-off is presented in Note 5 to the consolidated financial statements.

ASSET AND LIABILITY MANAGEMENT

The principal objectives of asset/liability management are to manage changes in net interest income and earnings due to changes in interest rates, maintain adequate liquidity, and manage capital adequacy. Asset/liability management encompasses structuring the mix of assets, deposits and borrowings to limit exposure to interest-rate risk and enhance long-term profitability.

The following discussion and analysis addresses managing liquidity, interest rate risk, and capital resources. These elements provide the framework for the Company's asset/liability management policy. The asset/liability committee consists of the senior management of the Bank and meets at least quarterly to implement policy guidelines.

LIQUIDITY

Liquidity is defined as the ability to provide sufficient cash to fund operations and meet obligations and commitments on a timely basis. Through asset and liability management, the Company controls its liquidity position to ensure that sufficient funds are available to meet the needs of depositors, borrowers, and creditors.

In addition to cash and cash equivalents, asset liquidity is provided by the available-for-sale securities portfolio. Eighty-three percent of the investment balances within this portfolio will mature within one year. Liquidity is further enhanced by deposit growth, federal funds purchased and securities sold under agreements to repurchase, borrowings, and planned maturities and sales of investments and loans.

In 2001, the Company restructured the investment portfolio to bolster liquidity and reduce interest rate risk. Specifically, the Company reduced levels of intermediate term (two to five years) investment securities and increased short term (one year or less) liquidity investments. By shortening the duration of interest earning assets, the Company expects to improve the stability of net interest income as interest rates change. With a higher proportion of available-for-sale investments in short term maturities, more liquidity is available for additional lending and other business purposes.

During 2000, as a result of leaving the check clearing business, the Company restructured the balance sheet to reduce cash, federal funds sold and investment balances. This was largely offset by corresponding reductions in liabilities, including federal funds purchased and securities sold under agreements to repurchase. The restructuring also generated additional funds for loan growth.

INTEREST RATE RISK

The Company's profitability depends largely upon its net interest income, which is the difference between interest earned on assets, such as loans and investments, and the interest expense incurred on its liabilities, such as deposits and borrowings. Interest rate risk is the variation in bank perform-ance introduced by changes in interest rates over time. The Company's objective in managing interest rate risk is to minimize the impact on net income due to significant changes in interest rates.

The Company monitors interest rate risk by monthly reports that highlight the level, trend and composition of net interest income and net interest margin, quarterly reports matching rate-sensitive assets to rate-sensitive liabilities, and by reports of interest rate sensitivity through net interest income analysis.

The following tables present a "gap" analysis based on maturities and repricing characteristics of various assets and liabilities at December 31, 2001 and 2000.

ASSET/LIABILITY MATURITY REPRICING SCHEDULE


DECEMBER 31, 2001(in thousands):

                                                           AFTER ONE
                                              WITHIN       BUT WITHIN     AFTER
                                             ONE YEAR      FIVE YEARS   FIVE YEARS    TOTAL
                                             --------       -------      ------      --------
Interest-bearing deposits
   in financial institutions                 $  1,547                                $  1,547
Federal funds sold                              6,300                                   6,300

SECURITIES
   Available for sale                          12,606       $ 2,479      $  129        15,214
   Held to maturity

LOANS                                          59,988        57,400       4,277       121,665
                                            --------       -------      ------      --------
Total earning assets                           80,441        59,879       4,406       144,726

DEPOSITS
   Interest-bearing demand                      9,924                                   9,924
   Savings                                     36,946                                  39,946
   Time deposits                               43,044         2,197                    45,241
Federal funds purchased and securities
    sold under agreements to repurchase         5,597                                   5,597
Long term borrowings                                          4,005                     4,005
                                             --------       -------      ------      --------
Total interest-bearing liabilities             95,511         6,202                   101,713

NET INTEREST RATE SENSITIVITY GAP            $(15,070)      $53,677      $4,406      $ 43,013
                                             ========       =======      ======      ========


ASSET/LIABILITY MATURITY REPRICING SCHEDULE

DECEMBER 31, 2000(in thousands):

                                                           AFTER ONE
                                              WITHIN       BUT WITHIN     AFTER
                                             ONE YEAR      FIVE YEARS   FIVE YEARS    TOTAL
                                             --------      ---------    ----------   --------
Interest-bearing deposits
   in financial institutions                 $  1,118                                 $  1,118
Federal funds sold                              9,700                                    9,700

SECURITIES
   Available for sale                           7,158       $ 2,857      $ 1,728        11,743
   Held to maturity                               530         2,775                      3,305

LOANS                                          46,073        62,916        3,792       112,781
                                             --------       -------      -------      --------
Total earning assets                           64,579        68,548        5,520       138,647
DEPOSITS
   Interest-bearing demand                      9,991                                    9,991
   Savings                                     33,203                                   33,203
   Time deposits                               38,784         5,521                     44,305
Federal funds purchased and securities
    sold under agreements to repurchase         7,986                                    7,986
Long term borrowings                                          2,000                      2,000
                                             --------       -------      -------      --------
Total interest-bearing liabilities             89,964         7,521                     97,485

NET INTEREST RATE SENSITIVITY GAP            $(25,385)      $61,027      $ 5,520      $ 41,162
                                             ========       =======      =======      ========


This analysis provides a general measure of interest rate risk but does not address complexities such as prepayment risk and customers' responses to interest rate changes. The table shows that the Company's interest rate sensitivity gap is negative within one year. This means that for interest rate changes that affect assets and liabilities equally, falling rates would tend to increase the Company's net interest margin and rising rates would decrease the margin.Actual results may vary as management may not adjust rates equally as general levels of interest rates rise or fall. In addition, interest rates for the Company's assets and liabilities can change rapidly as a result of market conditions and customer patterns.

Management also considers overall interest rate sensitivity through net interest income analysis. This method of analysis assesses the risk of change in net interest income in the event of sudden and sustained increases and decreases in market interest rates. The following table presents potential changes in net interest income over a one year time horizon resulting from immediate and sustained changes in market interest rates.

2001 NET INTEREST INCOME ANALYSIS

DECEMBER 31, 2001 (in thousands); rate changes in basis points (bp) = 1/100 of 1%.

IMMEDIATE RATE CHANGE            DOLLAR CHANGE      PERCENT CHANGE
---------------------            -------------      --------------
+100bp                            $ 181                2.1%
+50bp                                90                1.1
-50bp                              (199)              (2.3)
-100bp                             (389)              (4.5)


The table above indicates that, at December 31, 2001, the effect of an immediate 100 basis point increase in interest rates would increase the Company's net interest income by 2.1 percent or approximately $181,000. An immediate 100 basis point decrease in rates indicates a potential reduction of net interest income by 4.5 percent or approximately $389,000.

While net interest income or "rate shock" analysis is a useful tool to assess interest rate risk, the methodology has inherent limitations. For example, certain assets and liabilities may have similar maturities or periods to repricing, but may react in different degrees to changes in market interest rates. Prepayment and early withdrawal levels could vary significantly from assumptions made in calculating the tables. In addition, the ability of borrowers to service their debt may decrease in the event of significant interest rate increases. Finally, actual results may vary as management may not adjust rates equally as general levels of interest rates rise or fall.

The Company does not use interest rate risk management products, such as interest rate swaps, hedges, or derivatives.

CAPITAL RESOURCES

Stockholders' equity on December 31, 2001, was $14,738,000, compared with $14,577,000 at December 31, 2000 -- an increase of $161,000, or 1.10 percent.
Current earnings were $1,240,000 and dividends paid were $166,000.

Effective June 2001, pursuant to the reorganization, an equal number of Bancorp shares were issued in exchange for Bank shares. Two shareholders exercised their right to dissent to the reorganization and were paid $24.50 for each share for a total price of $997,000 for 40,700 shares (6.13 percent of the total common shares outstanding).

On May 17, 2001, Bancorp's Board of Directors approved a three-for-two stock split payable July 31, 2001 to shareholders of record July 1, 2001.

Unrealized gains on available-for-sale securities totaling $122,000, also increased total December 31, 2001 stockholders' equity.

Other matters regarding stock holder equity accounts are presented in Note 9 to the accompanying consolidated financial statements.

Management has issued no material commitments for major capital expenditures and knows of no trends or uncertainties, favorable or unfavorable, other than increased competition, that would materially impact capital resources. Adequate reserves are maintained to provide for loan losses. The principal source of capital is undivided profits.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of EvergreenBancorp, Inc.:

We have audited the accompanying consolidated balance sheets of EvergreenBancorp, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EvergreenBancorp, Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ John L. O'Brien & Company, PLLC


January 25, 2002
Seattle, Washington

                          CONSOLIDATED BALANCE SHEETS


DECEMBER 31 (in thousands):                                2001         2000
--------------------------                              ---------    ---------
ASSETS
CASH AND CASH EQUIVALENTS:
  Cash and due from banks                               $   9,319    $  11,597
  Interest-bearing deposits in financial institutions       1,547        1,118
  Federal funds sold                                        6,300        9,700
                                                        ---------    ---------
TOTAL CASH AND CASH EQUIVALENTS                            17,166       22,415
                                                        ---------    ---------

INVESTMENT SECURITIES:
  Held to maturity                                                       3,305
  Available for sale                                       15,214       11,743
                                                        ---------    ---------
TOTAL INVESTMENT SECURITIES                                15,214       15,048
                                                        ---------    ---------
Loans                                                     122,219      113,058
Allowance for loan losses                                  (1,498)      (1,323)
                                                        ---------    ---------
NET LOANS                                                 120,721      111,735
                                                        ---------    ---------
Premises and equipment                                      1,925        1,051
Other real estate owned                                                      5
Accrued interest and other assets                           1,339        1,498
                                                        ---------    ---------
TOTAL ASSETS                                            $ 156,365    $ 151,752
                                                        ---------    ---------
LIABILITIES
DEPOSITS:
  Noninterest bearing                                   $  38,233    $  37,925
  Interest bearing                                         92,111       87,500
                                                        ---------    ---------
TOTAL DEPOSITS                                            130,344      125,425
                                                        ---------    ---------
Federal funds purchased and securities sold
  under agreements to repurchase                            5,597        7,986
Advances from Federal Home Loan Bank                        4,005        2,000
Accrued expenses and other liabilities                      1,681        1,764
                                                       ---------    ---------
TOTAL LIABILITIES                                         141,627      137,175
                                                        ---------    ---------
STOCKHOLDERS' EQUITY
Preferred stock:
  No par value; 100,000 shares authorized;
   issued and outstanding - none
Common stock and surplus:
  2001 - no par value; 15,000,000 shares authorized;
   934,817 shares issued and outstanding
  2000 - $10 par value; 10,000,000 shares authorized;
   663,462 shares issued and outstanding                   11,485        6,634
Surplus                                                                  5,838
Retained earnings                                           3,198        2,124
Accumulated other comprehensive income (loss)                  55          (19)
                                                        ---------    ---------
TOTAL STOCKHOLDERS' EQUITY                                 14,738       14,577
                                                        ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $ 156,365    $ 151,752
                                                        =========    =========


The accompanying notes are an integral part of these consolidated financial statements.

YEARS ENDED DECEMBER 31 (in thousands, except per share data):

                                                          2001      2000       1999
                                                        -------   --------    -------
INTEREST AND DIVIDEND INCOME
Loans, including fees                                   $10,716   $  9,850    $ 7.502
Federal funds sold and other                                472        687      1,110
Investment securities:
  Held to maturity                                                     167        182
  Available for sale                                        561      1,168      1,640
                                                        -------   --------    -------
TOTAL INTEREST AND DIVIDEND INCOME                       11,749     11,872     10,434
                                                        -------   --------    -------
INTEREST EXPENSE
Deposits                                                  3,593      3,385      2,516
Federal funds purchased and securities
  sold under agreements to repurchase                       235        903      1,589
Advances from Federal Home Loan Bank                        207        415
                                                        -------   --------    -------
TOTAL INTEREST EXPENSE                                    4,035      4,703      4,105
                                                        -------   --------    -------
Net interest income                                       7,714      7,169      6,329
-------------------
Provision for loan losses                                   479        455        300
                                                        -------   --------    -------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                               7,235      6,714      6,029
                                                        -------   --------    -------
NONINTEREST INCOME
Service charges on deposit accounts                         727        658        523
Merchant credit card processing                           1,320        714        412
Gain (loss) from sales of loans                               9         45
Gain (loss) on sales of available-for-sale securities       118        (19)         2
Other noninterest income                                    764        814      1,087
                                                        -------   --------    -------
Total noninterest income                                  2,938      2,212      2,024
------------------------                                -------   --------    -------
NONINTEREST EXPENSE
Salaries and employee benefits                            3,882      3,856      3,703
Merchant credit card processing                           1,131        625        390
Occupancy and equipment                                   1,055        877        805
Other noninterest expense                                 2,276      1,834      1,617
                                                        -------   --------    -------
Total noninterest expense                                 8,344      7,192      6,515
-------------------------                               -------   --------    -------

INCOME BEFORE INCOME TAX EXPENSE                          1,829      1,734      1,538
Income tax expense                                          589        524        463
                                                        -------   --------    -------
NET INCOME                                              $ 1,240   $  1,210    $ 1,075
                                                        -------   --------    -------
Basic earnings per share of common stock(*)             $  1.29   $   1.21    $  1.03
Diluted earnings per share of common stock(*)           $  1.22   $   1.20    $  1.03


(*)Retroactively adjusted for the shares issued pursuant to the 2001 three-for-two stock split.

The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2001, 2000, and 1999 (in thousands, except share and per share data):

                                                                                                         ACCUMULATED
                                                                                                            OTHER
                                                                   COMMON                                   COMPRE-
                                                        COMMON     STOCK    COMMON                          HENSIVE    TOTAL
                                                        STOCK      AND      STOCK                RETAINED   INCOME   STOCKHOLDERS'
                                                        SHARES    SURPLUS  PAR VALUE  SURPLUS     EARNINGS  (LOSS)     EQUITY
                                                       -------   --------  --------   --------   -------- ---------- ------------
BALANCE AT JANUARY 1, 1999                             697,264   $          $ 6,972   $  5,028    $ 1,404   $    129   $ 13,533

Comprehensive income
   Net income                                                                                       1,075                 1,075
   Other comprehensive income, net of tax:
      Change in unrealized gain (loss) on
         securities available for sale,
         net  of deferred income tax
         benefit of $(155)                                                                                       (300)
      Reclassification adjustments included
         in net income                                                                                            (2)      (302)
                                                                                                                       --------
      Total comprehensive income                                                                                            773
Cash dividends ($.147 per share)(*)                                                                  (154)                 (154)

Transfer of undivided profits to surplus                                                 1,250     (1,250)
                                                       -------   --------   -------   --------    -------   --------   --------
BALANCE AT DECEMBER 31, 1999                           697,264                6,972      6,278      1,075       (173)    14,152
                                                       =======   ========   =======   ========    =======   ========   ========

Comprehensive income
   Net income                                                                                       1,210                 1,210
   Other comprehensive income, net of tax:
      Change in unrealized gain (loss) on
         securities available for sale, net of
         deferred income tax of $73                                                                              141
      Reclassification adjustments included
         in net income, net of deferred
        income tax of $6                                                                                          13        154
                                                                                                                       -------
      Total comprehensive income                                                                                          1,364
Cash dividend ($.153 per share)(*)                                                                   (161)                 (161)
Repurchase of common stock                             (33,802)                (338)      (440)                            (778)
                                                      -------    -------    -------   --------    -------   --------   --------
BALANCE AT DECEMBER 31, 2000                           663,462                6,634      5,838      2,124        (19)    14,577
                                                       =======   ========   =======   ========    =======   ========   ========
Comprehensive income
   Net income                                                                                       1,240                 1,240
   Other comprehensive income, net of tax:
      Change in unrealized gain (loss) on
         securities available for sale, net of
         deferred income tax of $63                                                                              122
      Reclassification adjustments
         included in net income, net of
         deferred income tax benefit of $(40)                                                                    (79)        43
                                                                                                                        -------
    Total comprehensive income                                                                                            1,283

Cumulative effect of reclassifying certain
   securities from held to maturity
   to available for sale as of June 1, 2001,
   net of deferred income tax of $16                                                                              31         31
Cash dividend ($.167 per share)(*)                                                                   (166)                 (166)
Change in par value of common stock
 from $10 to$1                                                               (5,971)     5,971
Change in par value from $1 to no par value                        11,475      (623)   (10,852)
Repurchase of common stock                             (40,700)                 (40)      (957)                            (997)
Three-for-two stock split                              311,355
Exercise of stock options                                  700         10                                                    10
                                                       -------   --------   -------   --------    -------   --------   --------

BALANCE AT DECEMBER 31, 2001                           934,817   $ 11,485   $     0   $      0    $ 3,198   $     55   $ 14,738
                                                       =======   ========   =======   ========    =======   ========   ========


(*)Retroactively adjusted for the shares issued pursuant to the 2001 three-for-two stock split. The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


YEARS ENDED DECEMBER 31 (in thousands):                              2001        2000       1999
--------------------------------------                             --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $  1,240    $  1,210    $  1,075
Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation and amortization                                        369         324         310
   Provision for loan losses                                            479         455         300
   (Gain) loss from sales of investment securities                     (118)         19          (2)
   (Gain) on sales of loans                                              (9)        (45)
   Gain on sale of other assets                                        (158)
   Net amortization of premium (accretion of
     discount) on investment securities                                  23          36          90
   Federal Home Loan Bank stock dividends                               (80)        (71)        (75)
   Other changes, net                                                    46         416         166
                                                                   --------    --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                             1,792       2,344       1,864
                                                                   --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of
  investments securities                                             12,269      14,711      16,409
Purchases of investment securities                                  (12,147)                (12,364)
Net increase in loans                                                (9,594)    (23,707)    (13,579)
Proceeds from sales of loans                                            138       1,144
Proceeds from sales of other assets                                     158
Purchases of premises and equipment                                  (1,247)       (629)       (347)
                                                                   --------    --------    --------
NET CASH USED BY INVESTING ACTIVITIES                               (10,423)     (8,481)     (9,881)
                                                                   --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in noninterest-bearing deposits                 308      (2,058)       (727)
Net increase in interest-bearing deposits                             4,611      18,617       3,009
Net increase (decrease) in federal funds purchased
  and securities sold under agreements to repurchase                 (2,389)    (29,627)    (10,657)
Advances from Federal Home Loan Bank                                  2,005      12,000
Repayment of advances from Federal Home Loan Bank                               (10,000)
Repurchase of common stock                                             (997)       (778)
Proceeds from exercise of stock options                                  10
Dividends paid                                                         (166)       (161)       (154)
                                                                   --------    --------    --------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                      3,382     (12,007)     (8,529)
                                                                   --------    --------    --------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                               (5,249)    (18,144)    (16,546)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       22,415      40,559      57,105
                                                                   --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $ 17,166    $ 22,415    $ 40,559
                                                                   --------    --------    --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid                                                      $  3,985    $  4,618    $  4,133
Income taxes paid                                                       757         564         479
Total change in unrealized gains (losses)
  on available-for-sale securities                                      184         214        (458)



The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION: EvergreenBancorp, Inc. "Bancorp" was formed February 9, 2001 and is a Washington corporation chartered as a bank holding company. Bancorp holds all of the issued and outstanding shares of EvergreenBank (the "Bank"). The Bank is a Washington state chartered financial institution that engages in general commercial and consumer banking operations. Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC").

The Bank offers a broad spectrum of personal and business banking services, including commercial, consumer and real estate lending. The Bank's offices are centered in the Puget Sound region in the Seattle, Lynnwood and Bellevue communities.

HOLDING COMPANY INFORMATION: The Bank became a wholly owned subsidiary of Bancorp on June 20, 2001 in accordance with the Plan and Agreement of Reorganization and Merger dated February 14, 2001 (the "Plan"), and provided that each share of the Bank's common stock be exchanged for an equal number of shares of the common stock of Bancorp. The Plan also provided that the reorganization be treated similarly to a "pooling of interest" for accounting and financial reporting purposes. Accordingly, the capital accounts of the Bank as of June 20, 2001 were carried forward, without change, as the capital accounts of Bancorp.

ACCOUNTING: The accounting and reporting policies of Bancorp and the Bank, collectively referred to as the "Company" throughout these financial statements, conform to accounting principles generally accepted in the United States of America. The following is a description of the more significant of these policies.

PRINCIPLES OF CONSOLIDATION AND USE OF ESTIMATES: The accompanying consolidated financial statements include the combined accounts of Bancorp and the Bank, for all years reported. Significant intercompany balances and transactions have been eliminated.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and with the general practices in the banking industry. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including contingent amounts, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates particularly susceptible to possible changes in the near term relate to the determination of the allowance for losses on loans, the carrying values of securities, and deferred tax assets. An estimate of possible changes or range of possible changes cannot be made related to these items.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, cash items, clearings and exchanges, amounts due from correspondent banks, interest-bearing deposits in other financial institutions, and federal funds sold. Federal funds sold generally mature within one to four days from the transaction date.

INVESTMENT SECURITIES: Securities purchased with the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method. Securities classified as available for sale are reported at fair value, with the net unrealized gains or losses, net of tax effect, reported in other comprehensive income (loss), a separate component of stockholders' equity. Realized gains or losses on securities sold are based on the net proceeds and adjusted book values of the securities sold, using the specific identification method. The Company does not engage in any trading activity.

LOANS: Loans are reported at the principal amount outstanding, net of unearned income. Unearned income, which includes deferred fees net of deferred direct incremental loan origination costs, is amortized to interest income generally over the contractual life of the loan using an interest method or the straight-line method if not materially different. Loans are classified according to the purpose of the loan and the use of loan proceeds. Interest on loans is calculated using the simple interest method on the daily balance of the principal amount outstanding.

Interest accrual is discontinued on loans 90 days or more past due when the collateral is inadequate to cover principal and interest. If management believes that collection is doubtful after considering relevant conditions, accrual of interest is discontinued immediately. Accrued interest on nonaccruing loans is charged against interest income when a loan is transferred to the nonaccruing classification.

Impairment of a loan occurs when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement are not expected to be collected. Impaired loans are carried at the present value of expected future cash flows or the fair value of the related collateral, if the loan is considered to be collateral dependent. Impaired loans consist of nonperforming loans and troubled debt restructuring. Nonperforming loans are loans 90 days or more delinquent as to principal and interest payments unless the loan is well secured. Troubled debt restructuring are loans which have been modified based upon interest rate concessions and/or payment concessions.

Other real estate owned, acquired through partial or total satisfaction of loans, is carried at the lower of cost or fair market value. At the date of acquisition, losses are charged to the allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable loan losses. The allowance for loan losses is increased by provisions charged to expense and by recoveries on loans previously charged off. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The determination of the level of the allowance for loan losses rests upon various judgements and assumptions, including general economic conditions, changes in the nature and volume of the composition of the loan portfolio, overall loan portfolio quality, value of pledged collateral, review of specific problem loans, evaluation of credit risk related to certain individual borrowers, and the ongoing review process.

The Company considers the allowance for loan losses adequate to cover losses inherent in the loan portfolio, including loan commitments and standby and other letters of credit. While currently available information is used to provide for losses on loans, additions to the allowance for losses on loans may be necessary based on new information and/or future economic conditions or events.

PREMISES AND EQUIPMENT: Premises and equipment include leasehold improvements and are stated at cost, less accumulated depreciation and amortization on the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the related leases. The Company leases the premises upon which it conducts business. Furniture and equipment are leased as needed by the Company under a master lease. Maintenance, repairs, taxes, and insurance are charged to noninterest expense.

INCOME TAXES: Income tax expense is based on the amounts reported in the statements of income. Consolidated federal income tax returns are filed in which the taxable income or loss of the Bancorp is combined with that of the Bank. The Bank's share of income tax expense (benefit) is based on the amount which would be payable (receivable) if separate returns were filed. Certain items of income and expense are recognized for financial reporting purposes in different years than they are recognized for income tax reporting purposes. Income taxes applicable to these temporary differences are deferred and are included in other assets. The effect on deferred income taxes for a change in tax rates is recognized through the provision for income taxes during the period of enactment.

COMPREHENSIVE INCOME: Comprehensive income includes both net income and other comprehensive income elements, including the change in unrealized gains and losses on securities available-for-sale, net of income tax.

REPURCHASE AGREEMENTS: The liability to repurchase securities sold under agreements to repurchase represents amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

POSTRETIREMENT HEALTH CARE BENEFITS: The liability for postretirement benefits is reported by recognizing the expense for such benefits over the period services are rendered by employees.

FAIR VALUE OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

CASH AND CASH EQUIVALENTS. The book values of cash and due from banks, interest-bearing deposits in financial institutions, and federal funds sold approximate their fair values.

INVESTMENT SECURITIES. Fair values of held-to-maturity securities and available-for-sale securities are based on quoted market prices.

LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on book values. Fair values for fixed-rate loans are estimated using discounted cash flow analysis based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

ACCRUED INTEREST AND OTHER ASSETS. The book values of accrued interest and other assets approximate their fair values.

DEPOSITS. The fair values of demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their book values). The book values of variable rate money market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis based on interest rates currently being offered on similar certificates.

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE. The book values of federal funds purchased and securities sold under agreements to repurchase approximate their fair values.

ADVANCES FROM FEDERAL HOME LOAN BANK. Fair values of advances from Federal Home Loan Bank are estimated using a discounted cash flow analysis based on interest rates currently being offered on advances with similar terms and remaining maturities.

OFF-BALANCE-SHEET ITEMS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: The Company has adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement was adopted to reclassify certain securities from held-to-maturity to available-for- sale, as permitted. The Company does not currently participate in derivative or hedging activities.

SEGMENT DISCLOSURE: The Company has no operating segments at this time, and therefore the information to be reported about operating segments is not applicable.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

STOCK-BASED COMPENSATION: Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based compensation plans, including employee stock purchase plans, stock options and restricted stock. SFAS No. 123 encourages all entities to adopt a fair value method of accounting for stock-based compensation plans, whereby compensation cost is measured at the grant date based upon the fair value of the award and is realized as an expense over the service or vesting period. However, SFAS No. 123 also allows an entity to continue to measure compensation cost for these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

Stock-based awards to employees and directors are accounted for using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25. Under the intrinsic value method, compensation cost is generally the excess, if any, of the quoted market price of the stock at the grant or other measurement date over the exercise price. See Note 13 for a pro forma presentation of net income and earnings per share had compensation cost related to stock option awards been determined under the fair value method.

EARNINGS PER SHARE: Basic earnings per share are calculated by dividing net earnings or loss for the period by the weighted-average common shares outstanding for that period. There is no adjustment to the number of outstanding shares for potential dilutive instruments, such as stock options. Diluted earnings per share takes into account the potential dilutive impact of such instruments and uses the average share price for the period in determining the number of incremental shares to add to the weighted-average number of shares outstanding. Earnings per share have been adjusted retroactively for all periods presented in recognition of the 2001 three-for-two stock split.

DIVIDEND RESTRICTION: Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends that may be paid by the Bank to Bancorp or by Bancorp to stockholders.

RECLASSIFICATIONS: Certain items in prior years' financial statements have been reclassified to conform with the current year's presentation. These reclassifications did not change previously reported stockholders' equity or net income.

NOTE 2: RESTRICTIONS ON CASH AND DUE FROM BANKS

Federal Reserve Board regulations require that the Company maintain certain minimum reserve balances with the Federal Reserve Bank. The amounts of such balances at December 31, and 2000 were approximately $922,000 and $823,000, respectively.


NOTE 3: INVESTMENT SECURITIES

Securities previously classified as "held to maturity" were reclassified on June 1, 2001 to the "available for sale" category as part of the balance sheet restructuring resulting from withdrawing from check clearing activities. The reclassification increased the carrying amount of investment securities by $46,000. Accumulated other comprehensive income also was increased by $31,000, and the deferred income tax liability was increased by $16,000.

Subsequent to the reclassification and after June 20, 2001, certain securities which had been reclassified were sold. A gain of $38,000 was realized on the sales.

Amortized cost, unrealized gains and losses, and approximate market value of investment securities were as follows (in thousands):

                                           AMORTIZED  UNREALIZED  UNREALIZED     MARKET
                                             COST       GAINS      LOSSES        VALUE
                                           ---------  ---------   ----------    -------
DECEMBER 31, 2001
U.S. Treasury and agencies                 $ 2,012     $    32     $            $ 2,044
States and political subdivisions            1,768          42                    1,810
AMF Adjustable Rate Mortgage Portfolio      10,127          10                   10,137
Federal Home Loan Bank stock                 1,223                                1,223
                                           -------     -------     ------       -------
Total available-for-sale securities         15,130          84                   15,214
                                           -------     -------     ------       -------
TOTAL                                      $15,130     $    84     $            $15,214
                                           =======     =======     =======     ========
DECEMBER 31, 2000
States and political subdivisions          $ 3,305     $     3     $     9      $ 3,299
                                           -------     -------     -------     --------
Total held-to-maturity securities            3,305           3           9        3,299
                                           -------     -------     -------     --------
U.S. Treasury and agencies                   8,002           2          36        7,968
States and political subdivisions            2,628           9           5        2,632
Federal Home Loan Bank stock                 1,143                                1,143
                                           -------     -------     -------      -------
Total available-for-sale securities         11,773          11          41       11,743
                                           -------     -------     -------      -------
TOTAL                                      $15,078     $    14     $    50      $15,042
                                           =======     =======     =======     ========


The scheduled maturities of available-for-sale securities at December 31, 2001, were as follows (in thousands):

                                         Amortized     Market
                                           cost        value
                                        ----------   --------
Due in one year or less                   $12,910     $12,946
Due after one year through five years       2,210       2,258
Due after five years through 10 years          10          10
Due after 10 years
                                          -------     -------
Total                                     $15,130     $15,214
                                          =======     =======

Investment securities with a book value of $1,009,000 and $9,002,000 and a market value of $1,026,000 and $8,964,000 at December 31, 2001 and December 31, 2000, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes required or permitted by law. Interest earned on tax-exempt securities in 2001, 2000, and 1999 was $177,000, $258,000, and $223,000, respectively. The Company is required to maintain a minimum investment in the stock of the Federal Home Loan Bank of Seattle ("FHLB") based on certain percentages of outstanding mortgage loans or advances from FHLB. At December 31, 2001, the minimum required investment was $398,000, which the Company exceeded. The Federal Home Loan Bank stock is a restricted security, carried at cost, and evaluated for impairment. Dividend income from the Federal Home Loan Bank stock was $81,000, $71,000, and $76,000 for 2001, 2000, and 1999,
respectively.

NOTE 4: LOANS

The Company originates loans primarily in King, Snohomish, and Pierce counties. Although the Company has a diversified loan portfolio, local economic conditions may affect the borrower's ability to meet stated repayment terms. Collateral may, depending on the loan, include accounts receivable, inventory, equipment, and real estate. Loans are originated at both fixed and variable rates.

Loans at December 31 consisted of the following (in thousands):

                               2001        2000
                             --------   --------
Commercial and financial     $ 53,791   $ 46,265
Real estate mortgage           42,291     39,605
Real estate construction        7,002      5,187
Consumer                       18,911     21,726
Other including overdrafts        224        275
Total                        $122,219   $113,058
                             ========   ========


The book value of impaired loans was $553,000 at December 31, 2001, and $277,000 at December 31, 2000. The specific allocation of the allowance for loan losses made for impaired loans was $74,000 for 2001 and $123,000 for 2000. No allocation of the allowance for loan losses was considered necessary for the remaining impaired loans of $479,000 and $154,000 at December 31, 2001 and 2000, respectively. The daily average balance of impaired loans was $354,000, $770,000, and $431,000 for 2001, 2000, and 1999, respectively. The Company applies payments to the principal balance due on impaired loans before it recognizes any interest income. The Company did not recognize any interest income on impaired loans in 2001 or 2000.

Past-due and nonaccrual loans at December 31 were as follows (in thousands):

                                                     2001   2000
                                                     ----   ----
Loans past due 90 days
  or more and still accruing                         $602   $278
Loans accounted for on a nonaccrual basis             553    277
If interest on these nonaccrual loans had been
  recognized, such income would have been              22     28


Loans at December 31, 2001, by maturity or repricing date were as follows (in thousands):

                                                                FIXED RATE  VARIABLE RATE    TOTAL
                                                                ----------  -------------  --------
Due in one year or less                                          $ 11,546     $ 48,499     $ 60,045
Due after one year through five years                              57,338                    57,338
Due after five years                                                4,283                     4,283
                                                                 --------     --------     --------
TOTAL                                                            $ 73,167     $ 48,499     $121,666
                                                                 --------     --------     --------
Loans on which the accrual of interest has been discontinued                                    553
                                                                                           --------
TOTAL                                                                                      $122,219
                                                                                           ========


Unamortized deferred loan fees net of unamortized origination costs were $351,000 and $313,000 at December 31, 2001 and 2000, respectively.

The aggregate amount of loans serviced for others, including loan participations and the sold portion of U.S. Government guaranteed loans, was $7,251,000 at December 31, 2001.

At December 31, 2001 and 2000, loans aggregating $21,626,000 and $21,760,000, respectively, were reported as available as collateral for the advances from the Federal Home Loan Bank of Seattle, as described in Note 8.

TRANSACTIONS WITH DIRECTORS, OFFICERS, AND OTHERS: The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, executive officers, principal stockholders, and their associates, on the same terms -- including interest rates and collateral on loans -- as those prevailing at the time for comparable transactions with others. In the opinion of management, such transactions did not involve more than a normal risk for collectibility or present any other unfavorable features. The aggregate dollar amount of these loans (exclusive of loans to any such persons that in the aggregate do not exceed $60,000) was $1,423,000 and $1,542,000 at December 31, 2001 and 2000, respectively. During 2001, there were additions of $518,000, and repayments on such loans were $637,000. At no time during 2001 or 2000 did the aggregate extensions of credit to such persons as a group exceed 20 percent of the Bank's total stockholders' equity. At no time during 2001 or 2000 did the aggregate extensions of credit to such persons together with his or her associates exceed 10 percent of the Bank's total stockholders' equity.

NOTE 5: ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows (in thousands):

                                        2001        2000       1999
                                       -------    -------    -------
Balance at January 1                   $ 1,323    $ 1,055    $   907
Recoveries credited to the allowance        57         75         14
Provision for loan losses                  479        455        300
Loans charged off                         (361)      (262)      (166)
                                       -------    -------    -------
Balance at December 31                 $ 1,498    $ 1,323    $ 1,055
                                       =======    =======    =======

The amounts of $305,000, $208,000, and $166,000, deducted for federal income tax purposes in 2001, 2000, and 1999, respectively, are the maximum amounts that could have been deducted for federal income tax purposes, and $278,000, $277,000, and $255,000, respectively, are the balances of the allowance at the end of the periods as reported for federal income tax purposes.

NOTE 6: PREMISES AND EQUIPMENT

Premises and equipment at December 31 consisted of the following (in thousands):


                                             2001       2000         1999
                                            -------    -------    -------
Equipment and furniture                     $ 2,726    $ 2,157    $ 1,625
Leasehold improvements                        1,245        595        498
Accumulated depreciation and amortization    (2,046)    (1,701)    (1,377)
                                            -------    -------    -------
TOTAL                                       $ 1,925    $ 1,051    $   746
                                            =======    =======    =======


Depreciation and amortization expense amounted to $369,000, $324,000, and $310,000 for 2001, 2000, and 1999, respectively.

Note 7: Deposits

The average rate paid on deposits was 3.90 percent for 2001 and 4.34 percent for 2000. Time certificates of deposit in denominations of $100,000 or more aggregated $21,993,000 and $19,735,000 at December 31, 2001 and 2000,
respectively. Interest expense on time deposits of $100,000 or more in 2001, 2000, and 1999 was $1,132,000, $785,000, and $350,000, respectively.

The scheduled maturities of certificates of deposits at December 31, 2001, were as follows (in thousands):

  2002                $43,044
  2003                  1,139
  2004                  1,059
  2005                    -0-
  Thereafter              -0-
                      -------
  Total               $45,242
                      =======


NOTE 8: FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, AND ADVANCES FROM FHLB

The daily average amount outstanding for federal funds purchased and securities sold under agreements to repurchase was $6,527,000 for 2001 and $15,865,000 for 2000. The weighted average interest rate was 3.60 percent during 2001 and 5.69 percent during 2000. The weighted average interest rate at December 31 was 1.20 percent for 2001 and 5.97 percent for 2000. The maximum amount outstanding at the end of any month was $13,022,000 during 2001 and $25,399,000 during 2000. The securities underlying the agreements were held by a safekeeping agent for the Company.

Advances from Federal Home Loan Bank at December 31, 2001, aggregated $4,005,000 with maturity dates from August 2005 to April 2006, at a weighted average interest rate of 5.91 percent. These advances were collateralized in aggregate, as provided for in the Advance Security and Deposit Agreement with the FHLB, by FHLB stock owned, deposits with the FHLB, qualifying first mortgage loans, and certain U.S. Government agency securities.

NOTE 9: STOCKHOLDERS' EQUITY

Effective June 20, 2001 the Bank became a wholly owned subsidiary of Bancorp. The reorganization resulted in a share-for-share exchange of stock whereby stockholders of the Bank became stockholders of Bancorp. The capital accounts of the Bank were carried forward, without change, as the capital accounts of Bancorp.

On February 20, 2001, prior to the reorganization, the Bank amended and restated its articles of incorporation to change the par value of its common and preferred stock from $10 to $1 per share. This amendment was recognized in the financial statements by transferring $5,971,000 from common stock par value to surplus.

The articles of incorporation of Bancorp were amended and restated effective July 31, 2001 to increase the amount of authorized common stock to 15,000,000 shares, and to change both common and preferred stock to no par value. These amendments were recognized in the financial statements by combining the amounts of common stock and surplus and reclassifying the total in a single category, common stock and surplus.

Two shareholders, owning 40,700 shares of Bank common stock, exercised their right to dissent to reorganization. These dissenting shareholders received $24.50 for each share of Bank stock held. The Bank recognized the settlement prior to June 20, 2001 by recording a liability to the dissenting shareholders and payment was made following completion of the reorganization.

On May 17, 2001, Bancorp's Board of Directors approved a three-for-two stock split payable July 31, 2001 to shareholders of record as of July 1, 2001. The three-for-two stock split also affected stock options previously granted and shares available for grant under the 2000 Stock Option Plan.

During February 2000, the Bank repurchased 33,802 shares (4.85 percent of the total common shares outstanding) at $23.00 per share for a total price of $778,000.

The Bank's Articles of Incorporation were amended in April 1999 to increase the total authorized common stock to 10,000,000 shares.

Undivided profits of $1,250,000 were transferred to surplus on December 17, 1999.

NOTE 10: OTHER NONINTEREST INCOME

During 2001, the Bank received cash consideration of $158,000 for its partnership interest in a company that processes debit card transactions. Income from the partnership interest was $37,000 in 2000 and $6,000 in 1999.

In 2000 the Bank withdrew from check clearing services. Gross income from this source in 2000 and 1999 was $242,000 and $587,000, respectively. Check processing income in 2000 includes check clearing fees of $42,000 and $200,000 related to the transfer of operations to a new check-processing provider.

NOTE 11: OTHER NONINTEREST EXPENSE

Data processing expense for services provided by PEMCO Corporation, PEMCO Mutual Insurance Company, and PEMCO Technology Services, Inc. for 2001, 2000, and 1999 was $327,000, $315,000, and $312,000, respectively.

NOTE 12: INCOME TAXES

Income tax expense for the years ended December 31 consisted of the following (in thousands):

                    2001     2000     1999
                    -----    -----    -----
Currently payable   $ 620    $ 661    $ 563
Deferred              (31)    (137)    (100)
                    -----    -----    -----
TOTAL               $ 589    $ 524    $ 463
                    =====    =====    =====


The components of the deferred income tax expense were as follows (in thousands):

                                         2001     2000      1999
                                         -----    -----    -----
Provision for loan losses in excess of
  the federal income tax deduction       $ (59)   $ (84)   $ (45)
Postretirement health care benefits        (37)     (23)     (29)
Depreciation and other                      65      (30)     (26)
                                         -----    -----    -----
TOTAL                                    $ (31)   $(137)   $(100)
                                         =====    =====    =====


A reconciliation between the statutory federal income tax rates (maximum of 34 percent) and the effective income tax rate was as follows (in thousands):

                                         2001     2000     1999
                                        -----    -----    -----
Federal income tax at statutory rates   $ 622    $ 590    $ 523
Decrease in taxes resulting from
  tax-exempt interest income              (53)     (86)     (76)
Nondeductible expenses and other           20       20       16
                                        -----    -----    -----
TOTAL                                   $ 589    $ 524    $ 463
                                        =====    =====    =====


The components of the deferred income tax asset included in other assets were as follows (in thousands):

                                                      2001     2000     1999
                                                     -----    -----    -----

DEFERRED TAX ASSET:
  Provision for loan losses                          $ 415    $ 356    $ 272
  Postretirement health care benefits                  257      220      197
  Unamortized loan fees, net of loan costs             119      106       37
  Unrealized loss on available-for-sale securities               10       89
  Accrued vacation pay                                  73       73       82
  Deferred compensation                                  7        0        0
                                                     -----    -----    -----
                                                       871      765      677
                                                     -----    -----    -----
DEFERRED TAX LIABILITY:
  Federal Home Loan Bank stock dividends              (191)    (164)    (140)
  Depreciation                                        (119)     (66)     (60)

  Unrealized gain on available-for-sale securities     (28)
                                                     -----    -----    -----
                                                      (338)    (230)    (200)
                                                     -----    -----    -----
Net deferred income tax asset                        $ 533    $ 535    $ 477
                                                     =====    =====    =====

NOTE 13: STOCK OPTION PLAN

In April of 2000, the stockholders of the Bank approved the 2000 Stock Option Plan, that was subsequently adopted by Bancorp as a result of the holding company formation. Options available under the Plan were adjusted for the three-for-two stock split, and prior period amounts also have been retroactively adjusted.

The Plan provides for the granting of non-qualified and incentive stock options for up to 99,000 common shares to certain employees and directors. Non-qualified stock options granted to employees vest over a 5-year period and expire 10 years from the date of the grant. Non-qualified stock options granted to directors vest over a 3-year period and expire 3 years from the date of the grant. At December 31, 2001, options for 41,475 shares were available for future grants under the Plan.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the Plan. No compensation cost has been recognized for the stock options awarded during 2001 and 2000. Had compensation cost for the awards granted during 2001 and 2000 been determined based on the fair value method at the grant date, consistent with the alternative method described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income (in thousands) and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                     2001        2000
                                                    ------      ------
NET INCOME:
As reported                                         $1,240      $1,210
Pro forma                                            1,132       1,206

BASIC EARNINGS PER SHARE OF COMMON STOCK:
As reported                                           1.29        1.21
Pro forma                                             1.18        1.21

DILUTED EARNINGS PER SHARE OF COMMON STOCK:
As reported                                           1.22        1.20
Pro forma                                             1.12        1.20
                                                    ======      ======


The weighted average fair value of the options granted during 2001 and 2000 was $4.36 and $4.53, respectively. The 2001 fair value was estimated as of the date of grant, based on the Black-Scholes valuation model with the following weighted-average assumptions: risk-free interest rate of 5.21 percent; expected life of 7.38 years; annual dividend yield of 1.7 percent; and expected volatility of .22.

Stock option transactions were as follows:

                                                        2001                     2000
                                            -------------------------    -------------------------
                                                     WEIGHTED-AVERAGE             Weighted-average
                                            SHARES    EXERCISE PRICE     Shares   exercise price
                                            ------    ---------------    -------  ---------------
Outstanding at the beginning of the year    32,775       $14.417
Granted                                     29,250        14.810         32,775   $14.417
Exercised                                     (700)       14.417
Forfeited                                   (4,500)       14.642
Outstanding at the end of the year          56,825        14.601         32,775    14.417
                                            ======       ======          ======   =======

Additional information concerning outstanding stock options was as follows:

                                           WEIGHTED-AVERAGE     WEIGHTED-AVERAGE     NUMBER OF
          WEIGHTED-AVERAGE    NUMBER OF       REMAINING      EXERCISE PRICE OF THE  EXERCISABLE
YEARS      EXERCISE PRICE  OPTION SHARES   CONTRACTUAL LIFE      OPTION SHARES      OPTION SHARES
----      ---------------  -------------  -----------------  ---------------------  -------------
2001          $14.810         27,000           9.12              $14.806
2000           14.417         29,825           7.43               14.417               6,205
              =======         ======           ====              =======               =====

NOTE 14: EARNINGS PER SHARE OF COMMON STOCK

Basic earnings per share of common stock is computed on the basis of the weighted average number of common stock shares outstanding adjusted for the three-for-two stock split. Diluted earnings per share of common stock is computed on the basis of the weighted average number of common shares outstanding plus the effect of the assumed conversion of outstanding stock options adjusted for the 2001 three-for-two stock split.

A reconciliation of the numerator and denominator used in the calculation of basic and diluted earnings per share of common stock is as follows (in thousands, except share and per share data):

                                                  2001            2000           1999
                                                ----------   ----------   ----------
INCOME (NUMERATOR):
  Net Income                                    $    1,240   $    1,210   $    1,075
                                                ----------   ----------   ----------
SHARES (DENOMINATOR):
  Weighted average number of common stock
   shares outstanding - basic                      962,622    1,000,458    1,045,896
  Dilutive effect of outstanding employee and
   director stock options                           51,383        6,267
                                                ----------   ----------   ----------
  Weighted average number of common
   stock shares outstanding and assumed
   conversions - diluted                         1,014,005    1,006,725    1,045,896
                                                ----------   ----------   ----------
Basic earnings per share of common stock        $     1.29   $     1.21   $     1.03

Diluted earnings per share of common stock            1.22         1.20         1.03
                                                ==========   ==========   ==========


NOTE 15: RETIREMENT PLAN

The Company participates in a multi-employer defined contribution retirement plan. The 401(k) plan permits all salaried employees to contribute up to a maximum of 10 percent of gross salary per month. For the first 6 percent, the Company contributes two dollars for each dollar the employee contributes. Partial vesting of Company contributions to the Plan begins at 30 percent after three years of employment and such contributions are 100 percent vested with five years of employment. The Company's contributions to the Plan for 2001, 2000, and 1999 were $270,000, $281,000, and $275,000, respectively.

NOTE 16: POSTRETIREMENT HEALTH CARE BENEFITS

The Company participates in multi-employer defined benefit postretirement health care plans that provide medical and dental coverage to directors and surviving spouses and to employees who retire after age 62 and 15 years of full-time service and their dependents. The medical and dental plans are noncontributory and nonfunded.

The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires that employers recognize the cost of providing postretirement benefits over an employee's active service period. Net periodic postretirement benefit cost under SFAS No. 106 was $125,000 in 2001, $76,000 in 2000, and $93,000 in 1999.

Net periodic postretirement benefit cost for 2001, 2000, and 1999 included the following components (in thousands):

                                         2001    2000     1999
                                        -----    -----    -----
Service cost                            $  40    $  27    $  37
Interest cost                              58       40       40
Amortization of transition obligation      41       41       41
Recognized actuarial (gain) loss          (14)     (32)     (25)
                                        -----    -----    -----
Net periodic benefit cost               $ 125    $  76    $  93
                                        =====    =====    =====


A reconciliation of the benefit obligation at the beginning and ending of the year and the effects attributable to each cost component for 2001, 2000, and 1999 are as follows (in thousands):

                                           2001    2000      1999
                                          -----    -----    -----
Benefit obligation at beginning of year   $ 606    $ 543    $ 520
Service cost                                 40       27       37
Interest cost                                58       40       40
Actuarial (gain) loss                       224        6      (47)
Benefits paid                               (14)     (10)      (7)
                                          -----    -----    -----
Benefit obligation at end of year         $ 914    $ 606    $ 543
                                          =====    =====    =====


The fair value of plan assets at the beginning and ending of the year and the changes during 2001, 2000, and 1999 are as follows (in thousands):

                                                 2001    2000    1999
                                                 ----    ----    ----
Fair value of plan assets at beginning of year   $  0    $  0    $  0
Employer contribution                              14      10       6
Benefits paid                                     (14)    (10)     (6)
                                                 ----    ----    ----
Fair value of plan assets at end of year         $  0    $  0    $  0
                                                 ====    ====    ====


The funded status (the excess of the benefit obligation over the fair value of plan assets at the end of the year) of the plan is reconciled to the accrued benefit cost at December 31, 2001, 2000, and 1999, as follows (in thousands):

                                     2001     2000     1999
                                     -----    -----    -----
Funded status                        $(914)   $(606)   $(543)
Unrecognized transition obligation     448      489      530
Unrecognized actuarial gain           (290)    (530)    (567)
                                     -----    -----    -----
Accrued benefit cost                 $(756)   $(647)   $(580)
                                     =====    =====    =====


The weighted-average discount rate used in the accounting for the plan was 7.0 percent for 2001, 7.25 percent for 2000, and 7.5 percent for 1999.

The assumed rate of increase for 2001 in per capita cost of covered benefits is
9.5 percent for medical benefits and 8.5 percent for dental benefits. The rate for medical benefits was assumed to decrease gradually to 5.0 percent in 2011 and remain at that level thereafter.

Assumed health-care-cost trend rates have a significant effect on the amounts reported for the health care plans. A one- percentage-point change in assumed health-care-cost trend rates would have the following effects (in thousands):

                                                         1-percentage-  1-percentage-
                                                        point increase  point decrease
                                                        --------------  --------------
Effect on total of service and interest cost components     $  22          $ (17)
Effect on benefit obligation                                  170           (135)
                                                        ==============  ==============


NOTE 17: LEASES

The Company leases premises and parking facilities for the Seattle and Lynnwood offices from PEMCO Mutual Insurance Company under leases expiring on March 31, 2002. The Company leases the Bellevue office premises from another party. The lease expires May 31, 2011.

Furniture and equipment is leased from PEMCO Corporation. Total rental expense, including amounts paid under month-to-month cancelable leases, amounted to $587,000, $401,000, and $410,000 for 2001, 2000, and 1999, respectively.

The future minimum rental commitments as of December 31, 2001, for all noncancelable leases are as follows:


                          FURNITURE AND   PARKING
YEARS       PREMISES(*)     EQUIPMENT    FACILITIES        TOTAL
-----       ----------    -------------  ----------       --------
2002         $198,000      $ 18,000        $ 30,000       $246,000
2003           98,000         2,000                        100,000
2004          101,000                                      101,000
2005          104,000                                      104,000
2006          107,000                                      107,000
Thereafter    514,000                                      514,000
            =========      ========        ========       ========


(*)Based on 2001 expense.

NOTE 18: AGREEMENTS WITH RELATED PARTIES

The Company shares common services and support activities with other companies located at PEMCO Financial Center. Those companies include PEMCO Insurance Company, PEMCO Mutual Insurance Company, PEMCO Life Insurance Company, PEMCO Foundation Inc., PEMCO Corporation, PEMCO Technology Services, Inc., Public Employees Insurance Agency Inc., and Washington School Employees Credit Union. Such shared functions include data processing, human resources, employee benefits, marketing, and purchasing. The Company has sold U.S. government securities to these companies under agreements to repurchase.

Approximately 7.8 percent of the depository business of the Company is conducted with those companies.

Two of the members of the boards of directors of Bancorp and the Bank are also minority directors of one or more of the other companies located at PEMCO Financial Center, except for the Washington School Employees Credit Union.

NOTE 19: COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various commitments and contingent liabilities (such as guarantees, commitments to extend credit, letters of credit, and lines of credit) that are not presented in the financial statements. Such off-balance-sheet items are recognized in the financial statements when they are funded or related fees are received. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The off-balance-sheet items do not represent unusual elements of credit risk in excess of the amounts recognized in the balance sheets.

The distribution of commitments to extend credit approximates the distribution of loans outstanding as set forth in Note 4. Commercial and standby letters of credit and similar arrangements are granted primarily to commercial borrowers.

The Company is not aware of any claims or lawsuits that would have a materially adverse effect on the financial position of the Company.

The Company's significant commitments and contingent liabilities at December 31 were as follows (in thousands):

                                                       2001      2000
                                                     -------   -------
Commitments to extend credit                         $34,052   $33,316
Standby letters of credit and similar arrangements       278        69
Other letters of credit                                  -0-       -0-
                                                     =======   =======

NOTE 20: CONCENTRATION OF CREDIT RISK

All of the Company's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company's market area. Most of those customers also are depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4.

At December 31, 2001, amounts on deposit with other financial institutions include $1,505,000 in excess of the deposit insurance limit of $100,000 per institution. At December 31, 2001, deposits included $10,209,000 from other companies located at PEMCO Financial Center.

NOTE 21: FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at December 31 were as follows (in thousands):

                                                               2001                       2000
                                                       ---------------------     ---------------------
                                                         BOOK          FAIR        BOOK         FAIR
                                                         VALUE        VALUE        VALUE       VALUE
                                                       --------     --------     --------     --------
FINANCIAL ASSETS
Cash and cash  equivalents                             $ 17,166     $ 17,166     $ 22,415     $ 22,415
Investment securities:
  Held to maturity                                                                  3,305        3,299
  Available for sale                                     15,214       15,214       11,743       11,743
Net loans                                               120,721      122,092      111,735      111,701
Accrued interest and other assets                         1,339        1,339        1,498        1,498
                                                       --------     --------     --------     --------
TOTAL                                                  $154,440     $155,811     $150,696     $150,656
                                                       --------     --------     --------     --------
FINANCIAL LIABILITIES
Deposits                                               $130,344     $132,134     $125,425     $124,837
Federal funds purchased and securities
  sold under agreements to repurchase                     5,597        5,597        7,986        7,986
Advances from Federal Home Loan Bank                      4,005        4,168        2,000        2,046
                                                       --------     --------     --------     --------
TOTAL                                                  $139,946     $141,899     $135,411     $134,869
                                                       --------     --------     --------     --------
OFF-BALANCE-SHEET ITEMS
Commitments to extend credit                                        $ 34,052                  $ 33,316
Standby letters of credit and similar arrangements                       278                        69
                                                       --------     --------     --------     --------
TOTAL                                                               $ 34,330                  $ 33,385
                                                       ========     ========     ========     ========



The fair value estimates presented herein are based on information available to management as of December 31, 2001 and 2000. The amounts for December 31, 2000 have not been comprehensively revalued for purposes of these financial statements. Therefore, current estimates of 2000 fair value may differ from the amounts presented above.

NOTE 22: RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal and state banking regulations place certain restrictions on the payment of dividends by the Bank to Bancorp. The total amount of dividends which may be paid at any date is generally limited to the accumulated profits of the Bank. In addition, dividends paid to Bancorp by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. There also are certain restrictions on the loans or advances the Bank is permitted to make to the Bancorp.

NOTE 23: REGULATORY CAPITAL REQUIREMENTS

Bancorp and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital adequacy guidelines that involve quantitative measures of each entity's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require banks and bank holding companies to maintain the minimum amounts and ratios of total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets, and Tier 1 capital to average assets as set forth in the table below. Under the regulatory framework for prompt corrective action, the Company must maintain other minimum risk-based ratios as set forth in the table.

The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain the minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's category.

The actual capital amounts (in thousands) and ratios of the Bank are presented in the table below.

                                                                                           MINIMUM TO BE WELL
                                                                                         CAPITALIZED UNDER THE
                                                                   MINIMUM FOR CAPITAL    PROMPT CORRECTIVE
                                                   ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                               ---------------     -------------------   ---------------------
                                                Amount   Ratio       Amount    Ratio      Amount     Ratio
                                               -------   -----      -------     ----      -------     -----
DECEMBER 31, 2001
Total capital (to risk-weighted assets)        $16,099   12.71%     $10,131     8.00%     $12,663     10.00%

Tier 1 capital (to risk-weighted assets)        14,601   11.53        5,065     4.00        7,598      6.00
Tier 1 capital (to average assets)(1)           14,601    9.68        6,032     4.00        7,540      5.00

DECEMBER 31, 2000
Total capital (to risk-weighted assets)        $15,919   13.70%     $ 9,293     8.00%     $11,616     10.00%
Tier 1 capital (to risk-weighted assets)        14,596   12.57        4,646     4.00        6,970      6.00
Tier 1 capital (to average assets)(1)           14,596    9.63        6,061     4.00        7,576      5.00
                                               =======   =====      =======     ====      =======     =====


(1)  Also referred to as the leverage ratio

NOTE 24: CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

The following are a condensed balance sheet at December 31, 2001, and the related condensed statements of income and cash flows for the period June 21, 2001 to December 31, 2001 for EvergreenBancorp, Inc., without including the accounts of its subsidiary, EvergreenBank:

CONDENSED BALANCE SHEET (in thousands):

ASSETS:
  Due from EvergreenBank                                      $     83
  Investment in EvergreenBank                                   14,655
                                                              --------
TOTAL ASSETS                                                  $ 14,738
                                                              --------
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Stockholders' equity:
    Preferred stock                                           $
    Common stock and surplus                                    11,485
    Retained earnings                                            3,198
    Accumulated other comprehensive income                          55
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $ 14,738
                                                              ========

CONDENSED STATEMENT OF INCOME (in thousands):

INCOME:
  Dividend from EvergreenBank                                 $     75
EXPENSE:
  Registered transfer agent fee                                      3
                                                              --------
Income before income tax benefit and equity in
  undistributed income of subsidiary                                72
Income tax benefit                                                   1
Equity in undistributed income of subsidiary                       551
NET INCOME                                                    $    624
                                                              ========


CONDENSED STATEMENT OF CASH FLOWS (in thousands):

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $    624
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Equity in undistributed income of subsidiary                  (551)
                                                              --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                           73
                                                              --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from exercise of stock options                         10
                                                              --------
NET CASH PROVIDED BY FINANCING ACTIVITIES                           10
                                                              --------
NET INCREASE IN CASH                                                83
CASH ON DEPOSIT WITH EVERGREENBANK AT DATE OF INCORPORATION          0
                                                              --------
CASH ON DEPOSIT WITH EVERGREENBANK AT END OF YEAR             $     83
                                                              ========

NOTE 25: SELECTED QUARTERLY DATA (UNAUDITED)

(In thousands, except per share data):

                                                                 QUARTER ENDED
                                                 ---------------------------------------------
                                                 MARCH 31  JUNE 30   SEPTEMBER 30  DECEMBER 31  YEAR
                                                 --------  -------   ------------  ----------- -------
1999
Interest and dividend income                     $ 2,595   $ 2,530     $ 2,616       $ 2,693   $10,434
Interest expense                                   1,098     1,000         997         1,010     4,105
Net interest income                                1,497     1,530       1,619         1,683     6,329
Provision for loan losses                             75        75          75            75       300
Net interest income after provision
  for loan losses                                  1,422     1,455       1,544         1,608     6,029
Noninterest income                                   439       508         527           550     2,024
Noninterest expense                                1,536     1,586       1,647         1,746     6,515
Income before income tax expense                     325       377         424           412     1,538
Income tax expense                                   104       120         136           103       463
Net income                                           221       257         288           309     1,075
Basic and diluted earnings per share(*)             0.21      0.25        0.28          0.29     1. 03

2000
Interest and dividend income                     $ 2,730   $ 2,939     $ 3,079       $ 3,124   $11,872
Interest expense                                   1,022     1,161       1,267         1,253     4,703
Net interest income                                1,708     1,778       1,812         1,871     7,169
Provision for loan losses                             84        99         120           152       455
Net interest income after provision
  for loan losses                                  1,624     1,679       1,692         1,719     6,714
Noninterest income                                   481       502         568           661     2,212
Noninterest expense                                1,689     1,827       1,804         1,872     7,192
Income before income tax expense                     416       354         456           508     1,734
Income tax expense                                   137        92         139           156       524
Net income                                           279       262         317           352     1,210
Basic earnings per share(*)                         0.28      0.26        0.32          0.35      1.21
Diluted earnings per share(*)                       0.28      0.26        0.32          0.34      1.20

2001
Interest and dividend income                     $ 2,987   $ 3,035     $ 2,944       $ 2,783   $11,749
Interest expense                                   1,126     1,134         993           782     4,035
Net interest income                                1,861     1,901       1,951         2,001     7,714
Provision for loan losses                            150       158         124            47       479
Net interest income after provision
  for loan losses                                  1,711     1,743       1,827         1,954     7,235
Noninterest income                                   793       699         753           693     2,938
Noninterest expense                                1,997     1,988       2,173         2,186     8,344
Income before income tax expense                     507       454         407           461     1,829
Income tax expense                                   169       132         128           160       589
Net income                                           338       322         279           301     1,240
Basic earnings per share(*)                         0.34      0.33        0.30          0.32      1.29
Diluted earnings per share(*)                       0.33      0.31        0.28          0.30      1.22



(*)Retroactively adjusted for the shares issued pursuant to the 2001 three-for-two stock split.